Exhibit 99.2

800 Second Avenue New York NY 10017	Tel 2126826300 Fax 2126970910

Compass Diversified Holdings	Investor Relations Contact:
Jim Bottiglieri	KCSA Worldwide
Chief Financial Officer	Jeffrey Goldberger / Nick Rust
203.221.1703	212.896.1249 / 212.896.1299
jim@compassequity.com	jgoldberger@kcsa.com / nrust@kcsa.com
Compass Diversified Holdings Subsidiary, CBS Personnel, Inc.,
Acquires Staffmark Investment LLC
WESTPORT, CT, December 19, 2007 — Compass Diversified Holdings (Nasdaq GS: CODI) and Compass Group Diversified Holdings LLC (collectively, “CODI”) announced today, its subsidiary, CBS Personnel Holdings, Inc. (“CBS”) entered into a definitive agreement to acquire Staffmark Investment LLC (“Staffmark”). The transaction is expected to close in January 2008.
Staffmark is a leading provider of commercial staffing services in the U.S. The company provides staffing services in 29 states through 222 branches and on-site locations. The majority of the company’s revenues are derived from light industrial staffing, with the balance of revenues derived from administrative and transportation staffing, permanent placement services and managed solutions. Similar to CBS, Staffmark is one of the largest privately held staffing companies in the United States. Upon closing the transaction, Staffmark’s existing shareholders will retain approximately 29% of the diluted equity in the combined CBS — Staffmark business.
Under the terms of the transaction, CODI, through CBS, will invest approximately $80 million in cash to retire Staffmark’s existing debt. Staffmark’s Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) for 2007 is estimated to be approximately $18 million, before taking into account any synergistic benefits resulting from the merger with CBS. As part of the acquisition, CBS has structured a step up in tax basis in excess of $100 million, the positive effect of which will be significant on CBS’s annual cash flow.
In discussing this transaction, I. Joseph Massoud, CODI’s CEO, said, “We are excited about CBS’s acquisition of Staffmark. We believe this acquisition is highly complementary to the operating skills of CBS’s management team, who have proven their ability to effectively integrate both large and small acquisitions. This acquisition will allow CBS to increase its density in markets where it currently has limited exposure, as well as allows CBS to serve existing and new customers in a number of new markets. By acquiring Staffmark, we are gaining access to a deep cadre of management talent. In addition, we expect the combined business to be better positioned to withstand potential cyclical downturns in the staffing market than either of the businesses on a stand-alone
Investor Relations, Public Relations & Marketing Communications

basis. Finally, we are pleased to be taking on Staffmark’s existing shareholders as partners in the ownership of the combined business.”
Mr. Massoud concluded, “Upon closing, this acquisition will be immediately accretive to our shareholders and increase our annual cash flow available for distribution. We believe that our financing strategy, under which we will provide the cash necessary to consummate this acquisition from cash on hand and by drawing on our newly structured debt facility, was a key facilitator in our ability to consummate this transaction. We have found our structure to serve as a significant advantage, both in the case of add-on acquisitions such as this transaction, as well as in the acquisition of new platform businesses.”
Additional information on the acquisition will be available on the Company’s current report on Form 8-K that will be filed with the Securities and Exchange Commission on or before December 21, 2007.
About Compass Diversified Holdings (“CODI”)
CODI was formed to acquire and manage a group of middle market businesses that are headquartered in North America. CODI provides public investors with an opportunity to participate in the ownership and growth of companies which have historically been owned by private equity firms or wealthy individuals or families. CODI’s disciplined approach to its target market provides opportunities to methodically purchase attractive businesses at values that are accretive to its shareholders. For sellers of businesses, CODI’s unique structure allows CODI to acquire businesses efficiently with no financing contingencies and, following acquisition, to provide its companies with substantial access to growth capital.
Upon acquisition, CODI works with the executive teams of its subsidiary companies to identify and capitalize on opportunities to grow those companies’ earnings and cash flows. These cash flows support distributions to CODI shareholders, which are intended to be steady and growing over the long term.
Subsidiary Businesses
Aeroglide Holdings, Inc. and its consolidated subsidiaries, referred to as Aeroglide, is a designer and manufacturer of industrial drying and cooling equipment, primarily used in the production of a variety of human foods, animal and pet feeds, and industrial products. Aeroglide is based in Cary, NC and was founded in 1940.
Anodyne Medical Device, Inc. and its consolidated subsidiaries, referred to as AMD, is a manufacturer of medical support surfaces and patient positioning devices, primarily used for the prevention and treatment of pressure wounds experienced by patients with limited or no mobility. AMD is based in Los Angeles, CA and was founded in 2005.

CBS Personnel Holdings, Inc. and its consolidated subsidiaries, referred to as CBS Personnel, is a provider of temporary staffing services in the United States. CBS Personnel is headquartered in Cincinnati, OH, operates 144 branch locations in 18 states and was founded in 1970.
Compass AC Holdings, Inc. and its consolidated subsidiary, referred to as Advanced Circuits, is a manufacturer of low-volume quick-turn and prototype rigid printed circuit boards (“PCBs”). Advanced Circuits is based in Aurora, CO and was founded in 1989.
Halo Lee Wayne LLC and its consolidated subsidiaries, referred to as Halo, is a distributor of customized promotional products and serves more than 30,000 customers as a one-stop-shop resource for design, sourcing, management and fulfillment across all categories of its customers’ promotional products needs. Halo is based in Sterling, IL and was founded in 1952.
Silvue Technologies Group, Inc. and its consolidated subsidiaries, referred to as Silvue, is a developer and manufacturer of proprietary, high-performance coating systems for polycarbonate, glass, acrylic, metals and other substrate materials used in the premium eyewear, aerospace, automotive and industrial markets. Silvue is based in Anaheim, CA and was founded in 1986.
To find out more about Compass Diversified Holdings, please visit www.compassdiversifiedholdings.com.
This press release may contain certain forward-looking statements, including statements with regard to the future performance of the Company. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions, are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the risk factor discussion in the Form 10-K filed by CODI with the Securities and Exchange Commission for the years ended December 31, 2006 and Form 10-Qs and other filings with the Securities and Exchange Commission. CODI undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
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